Exhibit 99.2

NEWS RELEASE

June 21, 2017
Noble Midstream to Acquire Additional Interests in Delaware Basin and DJ Basin Infrastructure from Noble Energy

Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced it has entered into a definitive agreement to acquire additional interests in Colorado River DevCo LP (“Colorado River DevCo”) and Blanco River DevCo LP (“Blanco River DevCo”) for $270 million from Noble Energy, Inc. (NYSE: NBL) (“Noble Energy”). The acquisition will increase Noble Midstream’s interest in Colorado River DevCo to 100% from 80%, and in Blanco River DevCo to 40% from 25%. Noble Energy will retain the remaining 60% interest in Blanco River DevCo.
Commenting on the acquisition, Terry R. Gerhart, Chief Executive Officer of the general partner of Noble Midstream, said “We are very pleased to further the Partnership’s exposure to the Delaware Basin through this accretive acquisition of additional interests in Blanco River DevCo, ahead of the significant growth anticipated from Noble Energy in the Delaware Basin. Additionally, acquiring the remaining interest in Colorado River DevCo adds immediate scale to the Partnership and complements our growth outlook as we continue to gather an increasing share of Noble Energy’s DJ Basin production.”
Blanco River DevCo
Blanco River DevCo holds Noble Midstream’s Delaware Basin in field gathering dedications on approximately 111,000 acres for oil and produced water gathering, with substantially all of the acreage also dedicated for gas gathering.
The Partnership estimates approximately 40% to 50% of its 2017 gross capital budget will be allocated to Blanco River DevCo as it constructs four central gathering facilities and backbone pipeline infrastructure to support Noble Energy’s Delaware Basin activity. The first facility is estimated to be complete mid-year 2017, the second in the fourth quarter 2017, and the following two in the first half of 2018.
The four central gathering facilities are expected to provide oil capacity expandable up to 120 thousand barrels per day by the end of 2018, and the oil, gas and produced water gathering systems are expected to consist of approximately 180 miles of pipelines by the end of 2018.
Colorado River DevCo
Colorado River DevCo consists of gathering systems across Noble Energy’s Wells Ranch and East Pony development areas and generated all of the Partnership’s first quarter 2017 gathering revenue. Noble Midstream provides oil, natural gas and produced water gathering, as well as fresh water delivery services in Wells Ranch, and oil gathering in East Pony through Colorado River DevCo.
Colorado River DevCo is expected to generate greater than 15% oil and gas throughput growth in the second quarter 2017 as compared to the first quarter of 2017. Assets held by Colorado River DevCo include the Wells Ranch central gathering facility, with approximately 45 thousand barrels of daily oil capacity, and approximately 125 miles of oil, gas and produced water gathering pipelines combined in Wells Ranch and East Pony.

Accretive Acquisition
The acquisition is expected to be immediately accretive to distributable cash flow per unit of the Partnership, based on a transaction value representing 8.2 - 9.2 times the next twelve months estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the acquired interests.
Noble Midstream’s management has recommended to the board of directors of Noble Midstream GP LLC, the Partnership’s general partner (the “Board of Directors”), a second quarter distribution per unit increase of 8.5% above the first quarter distribution per unit of $0.4108, as compared to the previously announced 4.7% quarterly growth target. In addition, Noble Midstream’s management has also recommended to the Board of Directors that the Partnership re-confirm its 20% distribution per unit annual growth target following the proposed second quarter distribution.
Financing and Liquidity
As consideration for the acquisition, the Partnership has agreed to pay Noble Energy $270 million, consisting of $245 million in cash and 562,430 common units representing limited partner interests in the Partnership (“common units”). Noble Midstream expects to fund the cash consideration with approximately $143 million of net proceeds from a concurrent private placement of common units and $102 million of borrowing under the Partnership’s credit facility.
Total borrowing under the Partnership’s credit facility is expected to be $192 million as of the end of the second quarter of 2017, including the expected borrowing for the acquisition. Pro forma for the acquisition and the consummation of the concurrent private placement of common units, the Partnership’s liquidity position is expected to be $178 million as of June 30, 2017, consisting of approximately $158 million available under its credit facility and approximately $20 million of cash on hand.
Upon closing of the acquisition and the private placement, Noble Energy is expected to own a 50.1% limited partner interest in Noble Midstream. The acquisition is expected to close prior to the end of the second quarter, subject to the satisfaction of customary closing conditions.
The terms of the transaction were approved by the Board of Directors following a unanimous recommendation for approval from the conflicts committee of the Board of Directors, which consists entirely of independent directors. The conflicts committee was advised by Evercore on financial matters and Baker Botts L.L.P. on legal matters.
Updated 2017 Guidance
Noble Midstream has updated its full year 2017 capital budget and guidance to reflect the acquisition and an improved operational outlook. The 2017 gross capital budget is unchanged; however total capital attributable to the Partnership is expected to increase by $30 million due to the additional interest acquired, and is now estimated to total $215 million - $235 million.
Noble Midstream now anticipates 2017 net income between $145 million and $152 million and EBITDA EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures and reconciliations to the nearest GAAP measures, see “Non-GAAP Financial Measures” below. between $155 million and $168 million, which represents a 5% increase above the prior midpoint EBITDA1 guidance. EBITDA1 attributable to the Partnership is now estimated to range between $130 million and $145 million, which represents a 19% increase to the prior guidance midpoint and reflects performance updates from the previously announced second quarter 2017 volume expectations as well as the impact from the acquired interests in the remainder of 2017. The Partnership estimates 2017 Distributable Cash Flow (“DCF”)1 to range between $112 million and $125 million for the year ending December 31, 2017, resulting in DCF1 coverage between 1.8x and 2.0x.
Noble Midstream will provide additional guidance information with the second quarter 2017 earnings materials.

1 EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures and reconciliations to the nearest GAAP measures, see “Non-GAAP Financial Measures” below.

	Full Year 2017 (E)						Mid-Point % Change
	Updated			Prior (May 1, 2017)
Financial Guidance ($MM)
Net Income	$145	—	$152	$134	—	$145	6%
EBITDA[1]	$155	—	$168	$146	—	$162	5%
Net EBITDA[1]	$130	—	$145	$110	—	$122	19%
DCF[1]	$112	—	$125	$96	—	$107	17%
DCF[1] Coverage	1.8x	—	2.0x	1.7x	—	1.9x	6%
Gross Capital	$365	—	$405	$365	—	$405	0
Net Capital	$215	—	$235	$185	—	$205	15%

Presentation Available
A presentation summarizing the acquisition and updated guidance has been made available on the ‘Investors’ page on the Partnership’s website at www.nblmidstream.com
About Noble Midstream
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statement
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, Noble Energy’s ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

1 EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures and reconciliations to the nearest GAAP measures, see “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures
This news release includes EBITDA and Distributable Cash Flow, both of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to its nearest comparable GAAP measure.
We define EBITDA as net income before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as EBITDA less estimated maintenance capital expenditures. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the Board of Directors to help determine the amount of available cash that is available to our unitholders for a given period.

We believe that the presentation of EBITDA and Distributable Cash Flow provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA and Distributable Cash Flow is net income. EBITDA and Distributable Cash Flow should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow as presented below may not be comparable to similarly titled measures of other companies.

EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Financial Guidance GAAP Reconciliation ($ in millions)
FY 2017 (E)
	Updated	Prior (May 1, 2017)
Net Income	$145 - $152	$135 - $147
Add: Depreciation and Amortization	10 - 14	10 - 14
Add: Interest Expense, Net of Amount Capitalized	0 - 2	1
Add: Income Tax Provision	0	0
EBITDA	$155 - $168	$146 - $162
Less: EBITDA Attributable to Noncontrolling Interests	25 - 23	36 - 40
EBITDA Attributable to NBLX	$130 - $145	$110 - $122
Less: Maintenance Capital Expenditures & Cash Interest	18 - 20	14 - 15
Distributable Cash Flow of NBLX	$112 - $125	$96 - $107

Distribution Coverage	1.8x - 2.0x	1.7x - 1.9x

Acquisition Valuation Metrics Reconciliation ($ in millions, attributable to the Partnership)
Next Twelve Months July 2017 - June 2018
Net Income	$27.5 - $29.9
Add: Depreciation and Amortization	2 - 3
Add: Interest Expense, Net of Amount Capitalized	0
Add: Income Tax Provision	0
EBITDA	$29.5 - $32.9

Contact:
Chris Hickman
VP, Investor Relations
(281) 943-1622
chris.hickman@nblmidstream.com